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                                                                      EXHIBIT 99
P R E S S   R E L E A S E
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                                   CONTACT:

Stephen Lerch                                                       Allan Jordan
Executive Vice President                                          Vice President
Transmedia Network, Inc.                              Golin/Harris International
(305) 892-3306                                                    (212) 697-9191



            Transmedia Network Inc. Announces Change of Fiscal Year

MIAMI--(BUSINESS WIRE)--Nov. 19, 2001--Transmedia Network Inc. (AMEX: TMN - news), a leader in the development and marketing of transaction based dining and other consumer savings programs, announced today that it is changing its fiscal year end from September 30 to December 31, aligning its fiscal year with the calendar year, effective immediately.

"The move to a December 31 year end, which was enthusiastically approved by the Board, puts our fiscal reporting in line with most publicly held corporations and will make it easier for shareholders and potential investors to follow our Company," said Gene Henderson, President and Chief Executive Officer of Transmedia Network.

The change in fiscal year end will create a three-month stub period for October 1 through December 31, 2001.

Transmedia Network Inc. presently offers its nearly 7 million members a variety of dining savings and rewards programs at more than 7,500 restaurants throughout the United States via means of a registered credit card. The savings are offered through the Company's dining programs, either branded under the name iDine or provided through private label partnerships, such as airline frequent flyer programs, club memberships or other affinity organizations. iDine members can also access personalized, real-time restaurant listings, special dining incentives and more information via the recently enhanced web site, www.idine.com.
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Statements in this release that are not strictly historical are "forward-
looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.